Exhibit 99.1

                 [CBL & ASSOCIATES PROPERTIES, INC. LETTERHEAD]


Contact:   Katie Reinsmidt
           Director, Investor Relations
           (423) 855-0001


            CBL & ASSOCIATES PROPERTIES REPORTS FIRST QUARTER RESULTS

     o    FFO per share rose 9.2 % to $0.83 in the first quarter.
     o    Same-center NOI for the first quarter rose 3.6%.
     o    Same store sales improved by 2.8% in first quarter.
     o    Portfolio occupancy was 91.3% as of March 31, 2006.

CHATTANOOGA, Tenn. (May 01, 2006) - CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the first quarter ended March 31, 2006. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release. Per share amounts have been adjusted to reflect the two-for-one split of the Company's common shares, effective June 16, 2005.

     Net income available to common shareholders for the first quarter ended March 31, 2006, was $20,613,000 compared with $25,371,000 for the prior-year period, representing a decline of 18.8%. Net income available to common shareholders per diluted share was $0.32 in the first quarter ended March 31, 2006, compared with $0.39 for the prior-year period, representing a decline of 17.9%. The decline in net income available to common shareholders was primarily a result of increased depreciation expense and interest expense from new properties acquired.

     Funds from operations (FFO) increased 9.2% to $96,567,000 for the first quarter of 2006 from $88,461,000 for the first quarter of 2005. FFO per share on a diluted, fully converted basis increased 9.2% to $0.83 for the first quarter of 2006 from $0.76 in the prior-year period.

HIGHLIGHTS

     |X|  Total  revenues   increased   14.3%  in  the  first  quarter  2006  to
          $245,319,000 from $214,711,000 in the prior-year period.

     |X| Same center net operating income (NOI) for the portfolio improved for the quarter ended March 31, 2006, by 3.6%, compared with a 10.7% increase for the prior-year period. The prior year period included a significant increase resulting from the recovery of bad debt expense and other charges against revenue.

     |X| Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls as of March 31, 2006, increased 2.8% to $332 per square foot for those tenants who have reported sales, compared with a 4.5% increase for the prior year period.

     |X| The debt-to-total-market capitalization ratio as of March 31, 2006, was 46.4% based on the common stock closing price of $42.45 and a fully converted common stock share count of 115,669,000 shares as of the same date. The debt-to-total-market capitalization ratio as of March 31, 2005, was 44.0% based on the split-adjusted common stock closing price of $35.76 and a fully converted common stock share count of 114,070,000 shares as of the same date.

     |X| Consolidated and unconsolidated variable rate debt of $1,157,994,000 represents 11.7% of the total market capitalization for the Company and 25.2% of the Company's share of total consolidated and unconsolidated debt.

                                     -MORE-

CBL Reports First Quarter Results
Page 2
May 1, 2006


     CBL's Chairman and Chief Executive Officer, Charles B. Lebovitz, said, "The year-over-year improvement in our first quarter FFO was driven by contributions from new developments opened last year, growth from the over $1.0 billion in acquisitions completed in 2005 and lease termination income. Notwithstanding the impact from lease terminations and store closures, the overall portfolio continues to produce solid growth consistent with our expectations.

     We are encouraged by the current state of the retail industry as well as the healthy economy in our markets and have high expectations for the balance of the year. We have a total of eight malls scheduled for remodeling in 2006, our largest number in several years. Given the demonstrated positive impact these improvements have had on producing additional NOI growth at our previously remodeled malls, we look forward to the completion of these projects this fall.

     New development will also play a major role for us in 2006 as we anticipate opening approximately 2.0 million square feet of new developments, redevelopments, lifestyle element additions and department store conversions. In each case, we expect to generate strong initial returns that will lead to continuing growth in future years. Although acquisitions are expected to make less of a contribution than they have in the past, we will continue to seek new opportunities that are consistent with our investment criteria and strategic objectives."

PORTFOLIO OCCUPANCY

                                                                           March 31,
                                                                       2006         2005
                                                                     --------     --------
         Portfolio occupancy                                           91.3%       91.3%
           Mall portfolio                                              91.1%       91.5%
             Stabilized malls                                          91.3%       91.9%
             Non-stabilized malls                                      88.2%       81.8%
         Associated centers                                            92.0%       91.9%
         Community centers                                             91.9%       82.9%

SIGNIFICANT EVENTS

     CBL announced that it has exercised its right to sell Wilkes - Barre Township Marketplace in Wilkes - Barre Township, PA, and Springdale Center in Mobile, AL, to Galileo America LLC ("Galileo") for $63.0 million, in cash. In addition, the Company announced that it intends to exercise its right to sell three community centers (Fashion Square in Orange Park, FL, Chicopee Marketplace in Chicopee, MA, and Cobblestone Village at Royal Palm in West Palm Beach, FL) to Galileo for approximately $43.5 million. The sale of the five centers is expected to close in May 2006.

     As a result, the Company has classified these five properties as held for sale on the consolidated balance sheet as of March 31, 2006, and has reflected their results of operations as discontinued operations in the consolidated statements of operations for all periods presented.

     In March, CBL announced the opening of a new regional leasing, management and marketing office in Dallas, Texas. The new location is the second regional office for CBL.

                                     -MORE-

CBL Reports First Quarter Results
Page 3
May 1, 2006


OUTLOOK AND GUIDANCE

     Based on today's outlook, the Company's first quarter results, higher interest rate assumptions due to the recent rise in rates, and the expected sale of five community centers in the second quarter, the Company is providing guidance for 2006 FFO in the range of $3.29 to $3.34 per share. The full year guidance assumes same center NOI growth in the range of 2.5% to 3.5% and excludes the impact of any future unannounced acquisitions, gains on sales of outparcels, future lease termination fees and gains on sales of non-operating properties. The Company expects to update its annual guidance after each quarter's results.

                                                                               Low         High
                                                                             --------    --------
       Expected diluted earnings per common share                             $1.37       $1.42
             Adjust to fully converted shares from common shares              (0.62)      (0.64)
                                                                             --------    --------
       Expected earnings per diluted, fully converted common share             0.75        0.78
             Add: depreciation and amortization                                1.98        1.98
             Less: gain on sale of completed centers                          (0.05)      (0.05)
             Add: minority interest in earnings of Operating Partnership       0.61        0.63
                                                                             --------    --------
       Expected FFO per diluted, fully converted common share                 $3.29       $3.34
                                                                             ========    ========

INVESTOR CONFERENCE CALL AND SIMULCAST

     CBL & Associates Properties, Inc. will conduct a conference call at 10:00 a.m. EDT on May 2, 2006, to discuss the first quarter results. The number to call for this interactive teleconference is 913-981-5519. A seven-day replay of the conference call will be available by dialing 719-457-0820 and entering the passcode 6381477. A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

     To receive the CBL & Associates  Properties,  Inc.,  first quarter earnings
release   and   supplemental   information   please   visit   our   website   at
cblproperties.com or contact Investor Relations at 423-490-8292.

     The Company will also provide an online Web simulcast and rebroadcast of its 2006 first quarter earnings release conference call. The live broadcast of CBL's quarterly conference call will be available online at the Company's Web site at cblproperties.com, as well as www.streetevents.com and www.earnings.com, on May 2, 2006, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through May 16, 2006.

     CBL is one of the largest and most experienced owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 132 properties, including 79 regional malls/open-air centers. The properties are located in 27 states and total 74.2 million square feet including
2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has ten projects under construction totaling 2.3 million square feet including Phase II of Gulf Coast Town Center in Ft. Myers, FL; two open-air shopping centers; two community centers, two associated centers and three expansions. In addition to its two regional offices in Dallas, TX and Boston (Waltham), MA, CBL's corporate office is located in Chattanooga, TN. Additional information can be found at cblproperties.com.


NON-GAAP FINANCIAL MEASURES

Funds From Operations
     FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with generally accepted accounting principles ("GAAP"). The National Association of Real Estate Investment Trusts defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO provides an additional indicator of the operating performance of the Company's properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets decline predictably over time. Since values of well-maintained real estate assets have historically risen or fallen with market conditions, the Company believes that FFO enhances investors' understanding of the Company's operating performance.

                                     -MORE-

CBL Reports First Quarter Results
Page 4
May 1, 2006


     FFO does not represent cash flow from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company's operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income
     Net operating income ("NOI") is a supplemental measure of the operating performance of the Company's shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

     Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

     Since NOI includes only those revenues and expenses related to the continuing operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations.

Pro Rata Share of Debt
     The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding minority investors' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity. A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Reclassification
     Certain prior period amounts in the consolidated statements of operations have been reclassified to present marketing fund revenues and expenses on a gross basis in accordance with Emerging Issues Task Force Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent. As a result, the following amounts in the consolidated statements of operations have changed from the previously reported amounts for the three months ended March 31, 2005: tenant reimbursements have increased by $4,765,000, other revenues have decreased by $790,000, and property operating expenses have increased by $3,975,000. This reclassification did not change previously reported amounts of net income available to common shareholders.

     Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

                                     -MORE-

CBL Reports First Quarter Results
Page 5
May 1, 2006


                        CBL & Associates Properties, Inc.
                     Consolidated Statements of Operations
               (Unaudited; in thousands, except per share amounts)

                                                                                  Three Months Ended
                                                                                      March 31,
                                                                               -------------------------
                                                                                   2006         2005
                                                                               -----------   -----------
 REVENUES:
 Minimum rents                                                                  $ 152,152     $ 130,295
 Percentage rents                                                                   6,353         8,090
 Other rents                                                                        3,880         3,125
 Tenant reimbursements                                                             75,991        65,526
 Management, development and leasing fees                                           1,077         3,046
 Other                                                                              5,866         4,629
                                                                               -----------   -----------
 Total revenues                                                                   245,319       214,711
                                                                               -----------   -----------

 EXPENSES:
 Property operating                                                                40,737        35,638
 Depreciation and amortization                                                     54,766        41,275
 Real estate taxes                                                                 19,265        15,421
 Maintenance and repairs                                                           12,693        12,319
 General and administrative                                                         9,587         9,186
 Loss on impairment of real estate assets                                               -           262
 Other                                                                              4,169         3,430
                                                                               -----------   -----------
 Total expenses                                                                   141,217       117,531
                                                                               -----------   -----------
 Income from operations                                                           104,102        97,180
 Interest income                                                                    1,732         1,683
 Interest expense                                                                 (63,929)      (48,921)
 Loss on extinguishment of debt                                                         -          (884)
 Gain on sales of real estate assets                                                  900         2,714
 Equity in earnings of unconsolidated affiliates                                    2,068         3,091
 Minority interest in earnings:
 Operating partnership                                                            (18,129)      (20,826)
 Shopping center properties                                                          (588)       (1,397)
                                                                               -----------   -----------
 Income before discontinued operations                                             26,156        32,640
 Operating income of discontinued operations                                        2,099           405
 Loss on discontinued operations                                                        -           (32)
                                                                               -----------   -----------
 Net income                                                                        28,255        33,013
 Preferred dividends                                                               (7,642)       (7,642)
                                                                               -----------   -----------
 Net income available to common shareholders                                    $  20,613     $  25,371
                                                                               ===========   ===========
 Basic per share data:
 Income before discontinued operations, net of preferred dividends                 $ 0.30        $ 0.40
 Discontinued operations                                                            0.03          0.01
                                                                               -----------   -----------
 Net income available to common shareholders                                      $ 0.33        $ 0.41
                                                                               ===========   ===========
 Weighted average common shares outstanding                                        62,655        62,448

 Diluted per share data:
 Income before discontinued operations, net of preferred dividends                 $ 0.29        $ 0.39
 Discontinued operations                                                            0.03             -
                                                                               -----------   -----------
 Net income available to common shareholders                                      $ 0.32        $ 0.39
                                                                               ===========   ===========
 Weighted average common and potential dilutive
 common shares outstanding                                                         64,323        64,794

                                     -MORE-

CBL Reports First Quarter Results
Page 6
May 1, 2006


 The Company's calculation of FFO is as follows (in thousands, except per share data):

                                                                                   Three Months Ended
                                                                                       March 31,
                                                                               -------------------------
                                                                                  2006         2005
                                                                               -----------   -----------
 Net income available to common shareholders                                    $  20,613     $  25,371
 Add:
 Depreciation and amortization from consolidated properties                        54,766        41,275
 Depreciation and amortization from unconsolidated affiliates                       3,278         1,710
 Depreciation and amortization from discontinued operations                           515            11
 Minority interest in earnings of operating partnership                            18,129        20,826
 Less:
 Gain on sales of operating real estate assets                                          -          (223)
 Minority investors' share of depreciation and amortization                          (539)         (362)
 Loss on discontinued operations                                                        -            32
 Depreciation and amortization of non-real estate assets                             (195)         (179)
                                                                               -----------   -----------
 Funds from operations                                                          $  96,567     $  88,461
                                                                               ===========   ===========

 Funds from operations applicable to Company shareholders                       $  52,545     $  48,582
                                                                               ===========   ===========
 Basic per share data:
 Funds from operations                                                          $    0.84     $    0.78
                                                                               ===========   ===========
Weighted average common shares outstanding with operating partnership
   units fully converted                                                          115,147       113,709
 Diluted per share data:
 Funds from operations                                                          $    0.83     $    0.76
                                                                               ===========   ===========
Weighted average common and potential dilutive common shares
   outstanding with operating partnership units fully converted                   116,815       116,055

 SUPPLEMENTAL FFO INFORMATION:

 Lease termination fees                                                         $   5,868     $   2,249
    Lease termination fees per share                                            $    0.05     $    0.02

 Straight-line rental income                                                    $     965     $   1,767
    Straight-line rental income per share                                       $    0.01     $    0.02

 Gains on outparcel sales                                                       $   1,633     $   2,610
    Gains on outparcel sales per share                                          $    0.01     $    0.02

 Amortization of acquired above- and below-market leases                        $   2,602     $   1,164
    Amortization of acquired above- and below-market leases per share           $    0.02     $    0.01

 Amortization of debt premiums                                                  $   1,842     $   1,709
    Amortization of debt premiums per share                                     $    0.02     $    0.01

 Gain on sales of non operating properties                                      $       -     $     816
    Gain on sales of non operating properties per share                         $       -     $    0.01

 Loss on impairment of real estate assets                                       $       -     $    (262)
    Loss on impairment of real estate assets per share                          $       -     $       -

                                     -MORE-

CBL Reports First Quarter Results
Page 7
May 1, 2006


Same-Center Net Operating Income
(Dollars in thousands)

                                                                                   Three Months Ended
                                                                                       March 31,
                                                                               -------------------------
                                                                                  2006         2005
                                                                               -----------   -----------
Net income                                                                      $  28,255     $  33,013

Adjustments:
Depreciation and amortization                                                      54,766        41,275
Depreciation and amortization from unconsolidated affiliates                        3,278         1,710
Depreciation and amortization from discontinued operations                            515            11
Minority investors' share of depreciation and amortization in
   shopping center properties                                                        (539)         (362)
Interest expense                                                                   63,929        48,921
Interest expense from unconsolidated affiliates                                     4,394         2,522
Minority investors' share of interest expense in
   shopping center properties                                                      (1,162)         (378)
Loss on extinguishment of debt                                                          -           884
Abandoned projects expense                                                             (5)          121
Gain on sales of real estate assets                                                  (900)       (2,714)
Loss on impairment of real estate assets                                                -           262
Gain on sales of real estate assets of unconsolidated affiliates                     (733)         (934)
Minority interest in earnings of operating partnership                             18,129        20,826
Loss on discontinued operations                                                         -            32
                                                                                        -             -
Operating partnership's share of total NOI                                        169,927       145,189
General and administrative expenses                                                 9,587         9,186
Management fees and non-property level revenues                                    (4,661)       (5,539)
                                                                               -----------   -----------
Operating partnership's share of property NOI                                     174,853       148,836
NOI of non-comparable centers                                                     (22,718)       (1,945)
                                                                               -----------   -----------
Total same center NOI                                                           $ 152,135     $ 146,891
                                                                               ===========   ===========

Malls                                                                           $ 140,194     $ 136,245
Associated centers                                                                  6,698         6,272
Community centers                                                                   1,588         1,410
Other                                                                               3,655         2,964
                                                                               -----------   -----------
Total same center NOI                                                           $ 152,135     $ 146,891
                                                                               ===========   ===========

Percentage Change:
Malls                                                                                2.9%
Associated centers                                                                   6.8%
Community centers                                                                   12.6%
Other                                                                               23.3%
                                                                               -----------
Total same center NOI                                                                3.6%
                                                                               ===========

                                     -MORE-

CBL Reports First Quarter Results
Page 8
May 1, 2006


Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)

                                                                                                 March 31, 2006
                                                                                -----------------------------------------------
                                                                                 Fixed Rate     Variable Rate       Total
                                                                                --------------  -------------  ----------------
Consolidated debt                                                                 $ 3,262,444    $ 1,131,444       $ 4,393,888
Minority investors' share of consolidated debt                                        (51,686)             -           (51,686)
Company's share of unconsolidated affiliates' debt                                    225,238         26,550           251,788
                                                                                --------------  -------------  ----------------
Company's share of consolidated and unconsolidated debt                           $ 3,435,996    $ 1,157,994       $ 4,593,990
                                                                                ==============  =============  ================
Weighted average interest rate                                                          5.99%          5.55%             5.88%
                                                                                ==============  =============  ================

                                                                                       March 31, 2005
                                                                                -----------------------------------------------
                                                                                 Fixed Rate     Variable Rate       Total
                                                                                --------------  -------------  ----------------
Consolidated debt                                                                 $ 2,660,174      $ 709,128       $ 3,369,302
Minority investors' share of consolidated debt                                        (52,667)             -           (52,667)
Company's share of unconsolidated affiliates' debt                                    107,219         80,057           187,276
                                                                                --------------  -------------  ----------------
Company's share of consolidated and unconsolidated debt                           $ 2,714,726      $ 789,185       $ 3,503,911
                                                                                ==============  =============  ================
Weighted average interest rate                                                          6.34%          3.70%             5.75%
                                                                                ==============  =============  ================


Debt-To-Total-Market Capitalization Ratio as of March 31, 2006
(In thousands, except stock price)                                                 Shares
                                                                                 Outstanding    Stock Price (1)     Value
                                                                                --------------  -------------------------------
Common stock and operating partnership units                                          115,669      $ 42.45         $44,910,149
8.75% Series B Cumulative Redeemable Preferred Stock                                    2,000                    50.00 100,000
7.75% Series C Cumulative Redeemable Preferred Stock                                      460                  250.00  115,000
7.375% Series D Cumulative Redeemable Preferred Stock                                     700                  250.00  175,000
                                                                                                               ----------------
Total market equity                                                                                                  5,300,149
Company's share of total debt                                                                                        4,593,990
                                                                                                               ----------------
Total market capitalization                                                                                        $ 9,894,139
                                                                                                               ================
Debt-to-total-market capitalization ratio                                                                                46.4%
                                                                                                               ================

(1) Stock price for common stock and operating partnership units equals the closing price of the common stock on March 31, 2006. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding (In thousands)

                                                                                     Three Months Ended
                                                                                         March 31,
                                                                                -----------------------------
2006:                                                                              Basic          Diluted
                                                                                -------------  --------------
Weighted average shares - EPS                                                         62,655          64,323
Weighted average operating partnership units                                          52,492          52,492
                                                                                -------------  --------------
Weighted average shares - FFO                                                        115,147         116,815
                                                                                =============  ==============

2005:
Weighted average shares - EPS                                                         62,448          64,794
Weighted average operating partnership units                                          51,261          51,261
                                                                                -------------  --------------
Weighted average shares - FFO                                                        113,709         116,055
                                                                                =============  ==============


Dividend Payout Ratio                                                                Three Months Ended
                                                                                          March 31,
                                                                                -----------------------------
                                                                                    2006           2005
                                                                                -------------  --------------
Dividend per share                                                                  $ 0.4639        $ 0.4094
FFO per diluted, fully converted share                                                $ 0.83          $ 0.76
                                                                                -------------  --------------
Dividend payout ratio                                                                  55.9%           53.9%
                                                                                =============  ==============

                                     -MORE-

CBL Reports First Quarter Results
Page 9
May 1, 2006


Consolidated Balance Sheets
(Preliminary and unaudited,  in thousands)

                                                                                  March 31,      December 31,
                                                                                     2006            2005
                                                                                -------------    -------------
ASSETS
Real estate assets:
Land                                                                            $    766,431     $    776,989
Buildings and improvements                                                         5,680,097        5,698,669
                                                                                -------------    -------------
                                                                                   6,446,528        6,475,658
Less: accumulated depreciation                                                      (774,049)        (727,907)
                                                                                -------------    -------------
                                                                                   5,672,479        5,747,751
Real estate assets held for sale                                                      98,073           63,168
Developments in progress                                                             170,137          133,509
                                                                                -------------    -------------
Net investment in real estate assets                                               5,940,689        5,944,428
Cash and cash equivalents                                                             41,490           28,838
Receivables:
Tenant, net of allowance                                                              57,274           55,056
Other                                                                                  9,726            6,235
Mortgage notes receivable                                                             18,077           18,117
Investments in unconsolidated affiliates                                              81,442           84,138
Other assets                                                                         209,354          215,510
                                                                                -------------    -------------
                                                                                $  6,358,052     $  6,352,322
                                                                                =============    =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage and other notes payable                                                $  4,393,888     $  4,341,055
Accounts payable and accrued liabilities                                             284,190          320,270
                                                                                -------------    -------------
Total liabilities                                                                  4,678,078        4,661,325
                                                                                -------------    -------------
Commitments and contingencies
Minority interests                                                                   586,436          609,475
                                                                                -------------    -------------
Shareholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
8.75% Series B Cumulative Redeemable Preferred Stock,                                     20               20
  2,000,000 shares outstanding
7.75% Series C Cumulative Redeemable Preferred Stock,                                      5                5
  460,000 shares outstanding
7.375% Series D Cumulative Redeemable Preferred Stock,                                     7                7
  700,000 shares outstanding
Common Stock, $.01 par value, 180,000,000 shares authorized,                             642              625
  64,243,646 and 62,512,816 issued and outstanding in 2006 and
  2005, respectively
Additional paid-in capital                                                         1,047,701        1,028,869
Accumulated other comprehensive income                                                 1,095              288
Retained earnings                                                                     44,068           51,708
                                                                                -------------    -------------
Total shareholders' equity                                                         1,093,538        1,081,522
                                                                                -------------    -------------
                                                                                $  6,358,052     $  6,352,322
                                                                                =============    =============


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